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                                                                      Exhibit 5


                                Hodgson Russ LLP
                                  One M&T Plaza
                                   Suite 2000
                             Buffalo, New York 14203

                                 August 9, 2001

Stonepath Group, Inc.
Two Penn Center Plaza
Suite 605
Philadelphia, PA  19102

Gentlemen:

         We have acted as counsel to Stonepath Group, Inc., a Delaware corporation ("Stonepath"), in connection with the filing by Stonepath of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of 1,080,064 shares of Stonepath's common stock, $0.001 par value per share (the "Common Stock"), including 403,690 shares of Common Stock which may be issued, if at all, upon conversion of pay-in-kind dividends on Stonepath's Series C Convertible Preferred Stock, all of which are to be offered by certain selling security holders as set forth in the Registration Statement.

         In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. On the basis of the foregoing, it is our opinion that the issuance of the shares of Common Stock has been duly and validly authorized, that 676,374 shares of Common Stock registered by the Registration Statement and are legally issued, fully paid and non-assessable, and that upon issuance in accordance with the terms of the Series C Convertible Preferred Stock, the remaining 403,690 shares of Common Stock registered by the Registration Statement will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as a exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

                                                          Very truly yours,



                                                           Hodgson Russ LLP


                                                           By: _________________
                                                               Joseph P. Galda


/sma